SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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  Definitive Proxy Statement
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  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

AMERICA WEST HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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April 20, 2001

To Our Stockholders:

          On behalf of the Board of Directors, it is our pleasure to invite you to attend the Annual Meeting of Stockholders of America West Holdings Corporation to be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111, on Monday, May 21, 2001, at 8:30 a.m. local time. A notice of the meeting, proxy statement and form of proxy are enclosed with this letter.

          If you are unable to attend the meeting in person, it is very important that your shares be represented and we request that you complete, date, sign and return the enclosed proxy at your earliest convenience. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your votes personally at the meeting.

          If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership. We look forward to seeing you at the meeting.

Sincerely,
William A. Franke
Chairman of the Board, President
and Chief Executive Officer

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway

Tempe, Arizona 85281

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2001

TO THE STOCKHOLDERS OF AMERICA WEST HOLDINGS CORPORATION:

          The Annual Meeting of Stockholders of America West Holdings Corporation, a Delaware corporation, will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111, on Monday, May 21, 2001, at 8:30 a.m. local time, to elect four directors to hold office until the annual stockholders’ meeting in 2004.

          The Board of Directors recommends a vote FOR the nominated directors.

          The Board of Directors knows of no other matters that will be presented at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote on those matters using their best judgment.

          You must have been a stockholder of record at the close of business on March 26, 2001, to vote at the meeting. If you do not expect to attend the meeting in person, please sign, date and complete the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. Mailing your completed proxy will not prevent you from later revoking that proxy and voting in person at the meeting. If you want to vote at the meeting but your shares are held by an intermediary, such as a broker or bank, you will need to obtain proof of ownership as of March 26, 2001 from the intermediary.

By Order of the Board of Directors

Patricia A. Penwell
Corporate Secretary

Tempe, Arizona

April 20, 2001

Proposal Election Of Directors
Information Concerning Solicitation and Voting
Information About the Company’s Board of Directors
Report of the Audit Committee of the Board of Directors
Information About the Company’s Independent Auditors
Security Ownership of Certain Beneficial Owners and Management
Executive Compensation
Performance Graph
Report of the Compensation Committee of the Board of Directors on Executive Compensation
Employment Agreement
Certain Transactions
Appendix A

AMERICA WEST HOLDINGS CORPORATION

111 West Rio Salado Parkway
Tempe, Arizona 85281

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 21, 2001

Introduction	This proxy is solicited on behalf of the Board of Directors of America West Holdings Corporation (“Holdings” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Monday, May 21, 2001, at 8:30 a.m. local time, at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111, or at any adjournment thereof (the “Annual Meeting”). The Company’s directors will not attend the Annual Meeting and Stephen L. Johnson, the Company’s Senior Vice President, will preside at the Annual Meeting. Any stockholder inquiries regarding the agenda for the Annual Meeting may be addressed to Mr. Johnson at the Annual Meeting, by mail at the address above, or by electronic mail at annualmeeting@americawest.com.

“AWA” and “TLC” refer to America West Airlines, Inc. and The Leisure Company, respectively, both of which are wholly-owned subsidiaries of the Company.

1.

Proposal

Election Of Directors

Election of Directors	The nominees for election as directors are listed below. The Board of Directors currently consists of 12 members divided into three classes. If each of the nominees for election as directors is elected, the 12 member Board will be divided among the three classes as follows: four in Class I (term expiring in 2002), four in Class II (term expiring in 2003) and four in Class III (term expiring in 2004). Unless you tell us on your proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. All ages identified below are as of April 1, 2001.

Nominees	To be elected, a nominee must receive a plurality of the votes cast at the Annual Meeting. Abstentions and broker non-votes therefore will have no effect on the election of directors.

The Board Of Directors Recommends

A Vote IN FAVOR Of Each Named Nominee.

Nominee,
Class and Current	Principal Occupation,
Committee	Business Experience,	Director
Service	Other Directorships Held, Age	Since

William A. Franke (Class III) (Executive Committee)	Mr. Franke is Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of AWA. Mr. Franke has served as Chairman of the Board of Directors of AWA since September 1992, and as Chairman of the Board and Chief Executive Officer of the Company since its formation in December 1996. In addition to his responsibilities at the Company, Mr. Franke serves as President of Franke & Company, Inc., a financial services company he has owned since May 1987, and also is a Managing Partner of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Franke serves as a Director of Phelps Dodge Corp., ON Semiconductor, Inc. and the Air Transport Association of America. Age 63.	1992

Richard C. Kraemer (Class III) (Compensation Committee and Special Committee)	Mr. Kraemer is President of Chartwell Capital, Inc., a private investment company. From October 1994 until March 1996, he served as Chief Executive Officer and President of UDC Homes, Inc., a Phoenix-based homebuilding company (“UDC”). Mr. Kraemer also served as a Director of UDC from 1980 until March 1996. Age 57.	1992

Walter T. Klenz (Class III) (Audit Committee)	Mr. Klenz has been President and Chief Executive Officer of Beringer Wine Estates Holdings, Inc. (“Beringer”) since November 1990 and Chairman of the Board of Beringer since August 1997. Mr. Klenz serves as a Director of Columbia Sportswear Company and is past Chairman of the California Wine Institute and past President of the Napa Valley Vintners Association. Age 55.	1998

2.

Nominee,
Class and Current	Principal Occupation,
Committee	Business Experience,	Director
Service	Other Directorships Held, Age	Since

Denise M. O’Leary (Class III) (Compensation Committee)	Ms. O’Leary has been a private investor in early stage companies since 1996. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an Associate and then as a General Partner. Ms. O’Leary serves as a director of ALZA Corporation, Del Monte Foods Company and Medtronic, Inc. Additionally, she is a member of the Board of Trustees of Stanford University and Chair of the Board of Trustees of Stanford Hospital and Clinics. Age 43.	1998

Continuing Directors	The eight directors whose terms will continue after the Annual Meeting and will expire at the 2002 Annual Meeting (Class I) or the 2003 Annual Meeting (Class II) are listed below.

Nominee,
Class and Current	Principal Occupation,
Committee	Business Experience,	Director
Service	Other Directorships Held, Age	Since

John F. Tierney (Class I) (Audit Committee and Compensation Committee)	Mr. Tierney is Managing Director of Castletown Financial Services, an investment and consulting firm. From 1993 until 1997, he was Assistant Chief Executive and Finance Director of GPA Group plc. Mr. Tierney is Chairman of Datalex plc, a publicly quoted aviation and travel software company. Mr. Tierney also serves as a Director of the International Transport Finance Company and NS Financial Services Limited and is a member of the Board of Governors of Clongowes Wood College. Age 55.	1993

Robert J. Miller (Class I) (Special Committee)	Mr. Miller is a Senior Partner at the Nevada law firm of Jones Vargas. From 1989 until January 1999, he served as governor of the State of Nevada. Mr. Miller serves as a Director of the Newmont Mining Corporation, International Game Technology and Zenith National Insurance Corp. He is also a Director of the American Cancer Society Foundation and serves on the U.S. Secretary of Energy Advisory Board, the ComNet Ericsson Advisory Board, the Board of the National Center for Missing and Exploited Children and the Board of K12, Inc. Age 55.	1999

W. Douglas Parker (Class I)	Mr. Parker is Executive Vice President of the Company and President and Chief Operating Officer of AWA. Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President — Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000, and Chief Operating Officer of AWA in December 2000. Age 39.	1999

Jeffrey A. Shaw (Class I)	Mr. Shaw is a General Partner of Texas Pacific Group, an investment firm, having joined at its inception in 1993. Mr. Shaw serves as a Director of Del Monte Foods Company, Convergent Communications, Inc., Quantum Bridge Communications and Ryanair Holdings PLC. Age 36.	1999

3.

Nominee,
Class and Current	Principal Occupation,
Committee	Business Experience,	Director
Service	Other Directorships Held, Age	Since

John L. Goolsby (Class II) (Audit Committee and Executive Committee)	Mr. Goolsby is a private investor. From 1988 until his retirement in 1998, he served as the President and Chief Executive Officer of The Howard Hughes Corporation, a subsidiary of The Rouse Company, a real estate development company. Mr. Goolsby serves as a Director of Tejon Ranch Company and is a member of the Board of Trustees of the Donald W. Reynolds Foundation. Mr. Goolsby is a Certified Public Accountant. Age 59.	1994

Richard P. Schifter (Class II) (Compensation Committee and Executive Committee)	Mr. Schifter is a Managing Partner of Texas Pacific Group, an investment firm that he joined in July 1994. Mr. Schifter also is a Managing Partner of Newbridge Latin America Fund, L.P., a private equity fund. Mr. Schifter serves as a Director of TPG Communications, Inc., Ryanair Holdings, PLC, Productora de Papel, S.A. de C.V., and Bristol Group. Age 47.	1994

Marie L. Knowles (Class II) (Audit Committee and Special Committee)	Ms. Knowles served as Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (“ARCO”), a diversified energy company, from 1996 until her retirement in June 2000. From 1993 until 1996, she served as Senior Vice President of ARCO and as President of ARCO Transportation Company, a former subsidiary of ARCO. Ms. Knowles serves as a Director of Phelps Dodge Corporation and URS Corporation and as a Trustee of the Fidelity Funds. Age 54.	1999

J. Steven Whisler (Class II)	Mr. Whisler is Chairman, President and Chief Executive Officer of Phelps Dodge Corporation (“Phelps Dodge”), a mining and manufacturing company. Mr. Whisler has served as Chairman of Phelps Dodge since May 2000, as Chief Executive Officer since January 2000 and as President since December 1997. From December 1997 until January 2000, Mr. Whisler served as Chief Operating Officer of Phelps Dodge. From 1991 until 1998, Mr. Whisler served as President of Phelps Dodge Mining Company, a division of Phelps Dodge. Mr. Whisler serves as a Director of Phelps Dodge, Burlington Northern Santa Fe Corporation and Southern Peru Copper Corporation. Age 46.	2001

4.

Information Concerning Solicitation and Voting

General	This proxy is solicited on behalf of the Board of Directors of the Company, for use at the Annual Meeting to be held on Monday, May 21, 2001, at 8:30 a.m. local time, or at any adjournment thereof. The Annual Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111. The Company intends to mail this proxy statement and accompanying proxy card on or about April 20, 2001, to all stockholders entitled to vote at the Annual Meeting.

Record Date	Only those persons that held shares of the Company’s Common Stock on March 26, 2001, will be allowed to vote.

Voting Rights	The Company has two classes of Common Stock:

• Class A Common Stock is entitled to 50 votes per share
• Class B Common Stock is entitled to one vote per share

The shares of Common Stock are the Company’s only outstanding voting securities. The Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders.

Outstanding Shares	At the close of business on March 26, 2001, 941,431 shares of Class A Common Stock were outstanding and entitled to vote, and approximately 32,686,461 shares of Class B Common Stock were outstanding and entitled to vote. If all holders of the Company’s Common Stock vote at the Annual Meeting, either in person or by proxy, the aggregate voting power will be 79,758,011 votes, which is the sum of:

• 47,071,550 votes for holders of Class A Common Stock (941,431 shares multiplied by 50 votes per share), and
• 32,686,461 votes for holders of Class B Common Stock

Quorum and Approval Requirements	A majority of the aggregate voting power, either in person or by proxy, is required for there to be a quorum at the Annual Meeting. A quorum is needed in order for any business to be transacted at the Annual Meeting. Any proxy that is properly completed will be counted for the purposes of determining if a quorum is present, even if the stockholder abstains from voting or an intermediary or broker who is entitled to vote for the beneficial owner abstains from voting (a “broker non-vote”).

The Proposal relating to the election of directors will require a plurality of the votes cast at the Annual Meeting. Therefore, any abstentions or broker non-votes will not affect the outcome of the election of directors. Any other matters to properly come before the meeting will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy. Therefore, abstentions will have the same effect as a vote against any other proposal. Broker non-votes will not count in determining whether a matter has been approved.

Voting of Proxies	A proxy will be voted in the manner specified on the proxy, or if no manner is specified, it will be voted in favor of the election of directors. Any additional business to properly come before the meeting will be voted in accordance with the best judgment of the person voting the proxy.

Revocability of Proxies	Stockholders can revoke their proxies at any time before they are voted by notifying Patricia A. Penwell, Corporate Secretary of the Company, in writing, at the following address: America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. Stockholders can also revoke their proxies by submitting a subsequent proxy to the Corporate Secretary or by attending the Annual Meeting in person and notifying the inspector of elections.

5.

Solicitation of Proxies	The Company will bear the entire cost of solicitation of proxies. The Company has retained Innisfree M&A, Inc. (“Innisfree”) to assist in the solicitation of proxies for a fee that will not exceed $6,500 plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be sent to stockholders as well as to intermediaries, such as banks and brokers, that hold shares for the beneficial owners of the shares. Those intermediaries will then forward the solicitation materials to the beneficial owners. The Company may reimburse the intermediaries for the costs of forwarding solicitation materials to the beneficial owners. In addition to this solicitation by mail, employees and directors of the Company, or Innisfree may also solicit proxies over the telephone, by facsimile, by electronic mail or in person. Employees and directors will not receive any additional compensation for doing so.

Inspectors of Election	All votes at the Annual Meeting will be counted by Computershare Investor Services, the Company’s transfer agent, and the inspector of elections appointed by the Board of Directors. The inspector of elections will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Stockholder Proposals	Under applicable proxy rules, proposals of stockholders that are intended to be presented at the Company’s Annual Meeting of Stockholders in 2002 must be received by the Company not later than December 21, 2001 (prior to 120 days from the anniversary of this year’s mailing date) in order to be included in the proxy statement and proxy relating to that annual meeting. Pursuant to the Company’s Bylaws, in order for a proposal to be brought before an annual meeting by a stockholder, the stockholder must deliver proper notice to the Company not less than 60 days nor more than 90 days prior to the scheduled annual meeting. Stockholders are advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

Annual Report and Available Information	The annual report to stockholders accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of the Company’s annual report on Form 10-K for the year ended December 31, 2000, including financial statements but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Patricia A. Penwell, Corporate Secretary, America West Holdings Corporation, 111 West Rio Salado Parkway, Tempe, Arizona 85281. Copies may also be obtained without charge through the SEC’s World Wide Web address at http://www.sec.gov.

6.

Information About the Company’s Board of Directors

Board Purpose and Structure	The Board of Directors establishes the broad policies of the Company and is responsible for the overall performance of the Company. The Board of Directors currently consists of 12 members. If each of the nominees for election as directors is elected, the 12 member Board will be divided among the three classes as follows: four in Class I (term expiring in 2002), four in Class II (term expiring in 2003) and four in Class III (term expiring in 2004). Each member of the Board of Directors of the Company is also a member of the Board of Directors of AWA and Messrs. Franke, Klenz, Kraemer, Parker and Shaw are members of the Board of Directors of TLC.

Board Meetings	During 2000, the Board held 14 regular and special meetings. Each incumbent director, other than Messrs. Klenz, Schifter and Shaw, attended at least 75% of the meetings of the Board and of the committees on which such director served.

Board Committees	The Company has four standing committees: the Compensation/ Human Resources Committee (the “Compensation Committee”), the Audit Committee, the Executive Committee and the Special Committee. The Company does not have a standing nominating committee. Upon the election of directors at the Annual Meeting, the Board will nominate members to serve on the Company’s committees until the annual meeting in 2002.

The Compensation Committee currently is comprised of four non-employee directors, Messrs. Kraemer (Chair), Schifter and Tierney and Ms. O’Leary, and met ten times in 2000. The Compensation Committee reviews all aspects of compensation and promotion of officers of the Company and also reviews matters relating to employee compensation generally, including the America West 1994 Incentive Equity Plan (the “Incentive Plan”). Messrs. Miller and Shaw served on the Compensation Committee until May 2000.

The Audit Committee currently is comprised of four non-employee directors, Ms. Knowles (Chair) and Messrs. Goolsby, Klenz and Tierney, and met five times in 2000. The Audit Committee recommends the Company’s independent auditors, reviews the Company’s financial statements and considers other matters relating to the financial affairs of the Company. Ms. O’Leary served on the Audit Committee until May 2000, and Mr. Shaw served on the Audit Committee until March 2001. All current members of the Audit Committee are independent within the meaning of the rules of the New York Stock Exchange.

The Executive Committee currently is comprised of Mr. Franke (Chair) and two non-employee directors, Messrs. Goolsby and Schifter. The Executive Committee, which met three times in 2000, has all of the powers of the Board of Directors in the management of the business of the Company between meetings of the full Board, subject to certain limitations. Mr. Klenz served on the Executive Committee until May 2000.

The Special Committee currently is comprised of three non-employee directors, Messrs. Miller (Chair) and Kraemer and Ms. Knowles, and met six times in 2000. The Special Committee considers, when asked by senior management or the Board, potential acquisition or investment transactions outside the ordinary course of the Company’s business. The Special Committee is not authorized to initiate or approve any transaction on behalf of the Board or the Company. Mr. Goolsby served on the Special Committee until May 2000.

Compensation Committee Interlocks	In 2000, the members of the Company’s Compensation Committee were Messrs. Kraemer (Chair), Miller, Schifter, Shaw and Tierney and Ms. O’Leary. Messrs. Miller and Shaw are no longer members of the Compensation Committee. Mr. Franke, the Company’s Chairman and Chief Executive Officer, and Mr. Schifter both serve as managing partners of Newbridge Latin America Fund, L.P., an investment fund. Mr. Franke and certain third parties control Newbridge.

7.

Compensation of Directors	Directors that are not salaried employees of the Company (“non-employee directors”) receive the following compensation for their Board service. Salaried employee directors receive no additional compensation for service as a director but may participate in the Charitable Award Program described below.

Annual Retainer:	$10,000.

Annual Committee Chair Retainer:	$4,000.

Attendance Fees:	$1,000 for each Board or Committee meeting attended.

Option Grant:	A grant of options (made on the day after each Annual Meeting of stockholders) to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. These options are granted pursuant to the America West 1994 Incentive Equity Plan (the “Incentive Plan”). Such options vest in full six months after the date of grant. Ordinarily, such options expire ten years from the date of grant, but expire earlier if the individual ceases to be a director of the Company.

Restricted Stock:	An automatic distribution (on December 31 of each year) of 1,000 unrestricted shares of Class B Common Stock (the “Stock Grant”). The Stock Grants are made pursuant to the Incentive Plan. If a non-employee director has not been in office at all times during the year, the non-employee director will receive a prorated Stock Grant.

Travel Benefits:	The Company’s non-employee directors, their spouses and their dependent children are provided transportation on AWA and reimbursement for federal and state income taxes incurred thereon. In 2000, seven current non-employee directors or their spouses or dependent children used these transportation benefits, resulting in an aggregate value to such non-employee directors of approximately $45,026 (including reimbursement of taxes incurred in connection with such travel). The non-employee directors who received such travel benefits, and the aggregate amount of such benefits, were Mr. Goolsby ($14,871), Mr. Kraemer ($13,343), Mr. Miller ($7,756), Mr. Klenz ($4,228), Ms. O’Leary ($3,740), Ms. Knowles ($957) and Mr. Shifter ($131).

Charitable Award Program:	Beginning in 2001, all directors are invited to participate in a charitable award program. Under this program, upon the death of a participant, the Company will donate $1 million to one or more qualifying charitable organizations chosen by the participant. The donations will be substantially funded by life insurance proceeds from policies maintained by the Company on the lives of each participant. Individual directors will derive no direct financial benefit from this program because all insurance proceeds are paid and all tax deductions for the charitable contributions accrue solely to the Company.

8.

Additional Board Policies	New Directors:	Any new non-employee director will receive automatically on the date of initial election or appointment options to purchase 3,000 shares of Class B Common Stock at the closing market price per share on the date of grant. The option grants are made pursuant to the Incentive Plan and the terms are the same as the terms of the annual option grants to non-employee directors, as described above.

	Stock Ownership:	To align the interests of non-employee directors with the interests of stockholders, the Company has established a stock ownership goal, attainable over a five-year period, of $115,000 for each non-employee director. For purposes of such goal, shares of Class B Common Stock owned by the non-employee directors are valued at the current market value and vested options are valued at 50% of the exercise price. All directors are in compliance with this policy.

	Retirement Policy:	The Board has adopted a mandatory retirement age of 72 for all non-employee directors.

9.

Report of the Audit Committee of the Board of Directors

Audit Committee	The Audit Committee acts under a written charter adopted and approved by the Board of Directors in March 2000. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of the Company for the fiscal year ended December 31, 2000 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG LLP, independent auditor for the Company for the fiscal year ending December 31, 2000, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Committee has received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 (Independence Discussion With Audit Committees), as amended, and has discussed with KPMG LLP its independence and has considered the compatibility of the non-audit services provided by KPMG LLP with maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Additional Information	The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Audit Committee Marie L. Knowles, Chair, John L. Goolsby, Walter T. Klenz, John F. Tierney

10.

Information About the Company’s Independent Auditors

Independent Auditors	KPMG LLP served as the Company’s and AWA’s independent auditors for the fiscal years ended December 31, 2000, 1999 and 1998. The Company’s contract for services with KPMG LLP expired upon completion of the 2000 audit, and on March 29, 2001, the Company notified KPMG LLP that the Company had approved the engagement of PricewaterhouseCoopers as its independent auditors for the Company and AWA for the fiscal year ended December 31, 2001. The decision to change independent auditors was not made as the result of a disagreement of any kind. The change was recommended by the Holdings Audit Committee and approved by the Boards of Directors of Holdings and AWA. Representatives of KPMG LLP and PricewaterhouseCoopers are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement, if they so desire, and to respond to appropriate questions from stockholders.

The audit reports of KPMG LLP on Holdings’ consolidated balance sheets and on AWA’s balance sheets as of December 31, 2000 and 1999 and the related statements of income, cash flows and stockholders’ equity for Holdings and statements of operations, cash flows and stockholder’s equity for AWA for each of the years in the three year period ended December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the fiscal years ended December 31, 2000, 1999 and 1998 and the interim periods subsequent to December 31, 2000 through March 29, 2001, there were no disagreements between Holdings or AWA and KPMG LLP as to any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which such disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such periods within the meaning of Item 304(a)(1)(iv) of Regulation S-K. During the fiscal years ended December 31, 2000, 1999 and 1998 and the interim periods subsequent to December 31, 2000 through March 29, 2001, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

Holdings and AWA have not consulted with PricewaterhouseCoopers prior to its engagement regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the financial statements of Holdings or AWA or any matter that was either the subject of a disagreement of a reportable event within the meaning of Item 304(a)(1) of Regulation S-K.

Independent Auditors’ Fees	Audit Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by KPMG LLP for the audit of the Company’s financial statements for such fiscal year and for the reviews of the Company’s interim financial statements was $330,000.

Financial Systems Design and Implementation Fees. During the fiscal year ended December 31, 2000, the Company paid no information technology consulting fees to KPMG LLP.

All Other Fees. During the fiscal year ended December 31, 2000, the aggregate fees billed by KPMG LLP for professional services other than audit and information technology consulting fees was $246,303.

Audit Committee Disclosure	The Audit Committee has determined that the rendering of non-audit services by KPMG LLP is compatible with maintaining the auditors’ independence.

11.

Security Ownership of

Certain Beneficial Owners and Management

           The following table sets forth certain information regarding the ownership of the Company’s Class A and Class B Common Stock as of February 12, 2001 (the “Most Recent Practicable Date”) by: (i) all those known by the Company to be beneficial owners of more than 5% of its Common Stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group.

	CLASS A SHARES			CLASS B SHARES			CLASS A AND B
	BENEFICIALLY OWNED			BENEFICIALLY OWNED			COMBINED

BENEFICIAL OWNER (1)							VOTING POWER
	NUMBER		PERCENTAGE	NUMBER		PERCENTAGE	PERCENTAGE

TPG Partners, L.P. (“TPG”) (2)	941,431	(3)	100%	6,245	(4)	*	59.0%
201 Main Street, Suite 2420
Fort Worth, TX 76102

Vanguard/ Windsor Funds, Inc.	—		—	3,484,500	(5)	10.7%	4.4%
Post Office Box 2600
Valley Forge, PA 19482

Wellington Management Company	—		—	4,084,500	(6)	12.5%	5.1%
75 State Street
Boston, MA 02109

Dimensional Fund Advisors Inc.	—		—	2,883,800	(7)	8.8%	3.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Primecap Management Company	—		—	3,475,000	(8)	10.6%	4.4%
225 South Lake Avenue, Suite 400
Pasadena, CA 91101

Vanguard Horizon Fund, Inc.	—		—	3,475,000	(9)	10.6%	4.4%
Post Office Box 2600
Valley Forge, PA 19482

Quaker Capital Management Corporation	—		—	1,769,160	(10)	5.4%	2.2%
401 Wood Street, Suite 1300
Pittsburgh, PA 15222

William A. Franke	—		—	1,650,001	(11)	4.9%	2.0%

W. Douglas Parker	—		—	368,335	(12)	1.1%	*

Gilbert D. Mook	—		—	4,000	(13)	*	*

Jeffrey McClelland	—		—	53,501	(14)	*	*

Stephen L. Johnson	—		—	250,001	(15)	*	*

John L. Goolsby	—		—	34,282	(16)	*	*

Walter T. Klenz	—		—	14,196	(17)	*	*

Marie L. Knowles	—		—	8,255	(18)	*	*

Richard C. Kraemer	—		—	42,282	(16)	*	*

Robert J. Miller	—		—	7,446	(19)	*	*

Denise M. O’Leary	—		—	14,196	(17)	*	*

Richard P. Schifter	—		—	21,000	(20)	*	*

Jeffrey A. Shaw	—		—	6,000	(21)	*	*

John F. Tierney	—		—	24,282	(16)	*	*

J. Steven Whisler	—		—	1,000	(22)	*	*

All executive officers and directors as a group (28 persons) (23)	—		—	3,289,383		9.3%	4.0%

*	Less than 1%

(1)	Information with respect to each beneficial owner of 5% or more of a class of the Company’s Common Stock is based on Schedules 13D or 13G filed by such beneficial owners with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting power and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on

12.

941,431 shares of Class A Common Stock outstanding as of February 12, 2001, and 32,683,794 shares of Class B Common Stock outstanding as of February 12, 2001. Pursuant to rules promulgated by the SEC, shares subject to options that are currently exercisable or exercisable within 60 days of the Most Recent Practicable Date are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	TPG is a Delaware limited partnership whose general partner is TPG GenPar, L.P., a Delaware limited partnership (“TPG GenPar”). The general partner of TPG GenPar is TPG Advisors, Inc., a Delaware corporation (“TPG Advisors”). The executive officers and directors of TPG Advisors are: David Bonderman (chairman of the board of directors and president), James G. Coulter (director and vice president), William Price (director and vice president), James O’Brien (vice president, treasurer and secretary), Jonathan J. Coslet (vice president), Richard A. Ekleberry (vice president), Richard P. Schifter (vice president) and Jeffrey A. Shaw (vice president). Mr. Schifter and Mr. Shaw are presently directors of the Company. The general partner of each of TPG, TPG Parallel I, L.P., a Delaware limited partnership (“TPG Parallel”), and Air Partners II, L.P., a Texas limited partnership (“Air Partners II”; Air Partners II, TPG and TPG Parallel being hereinafter referred to as the “TPG Filing Parties”), is TPG GenPar. No other persons control TPG, TPG GenPar, TPG Advisors, TPG Parallel or Air Partners II.

(3)	Includes 780,473 shares owned by TPG, 78,644 shares owned by TPG Parallel and 82,314 shares owned by Air Partners II.

(4)	Includes 4,245 shares of Class B Common Stock that were initially granted to Mr. Schifter, Mr. Shaw and Mr. Coulter, a former director of the Company, as non-employee directors, but that were subsequently transferred to TPG GenPar. Also includes 2,000 shares of unrestricted stock allocated to Mr. Schifter and Mr. Shaw as non-employee directors on December 31, 2000, that were issued directly to TPG GenPar. Excludes 21,000 shares of Class B Common Stock underlying stock options held by Mr. Schifter and 6,000 shares of Class B Common Stock underlying stock options held by Mr. Shaw.

(5)	Vanguard/ Windsor Funds, Inc. is an investment company registered under Section 8 of the Investment Company Act.

(6)	Includes shares owned by numerous investment advisory clients of Wellington Trust Company, NA, a wholly owned subsidiary of Wellington Management Company, LLP (“Wellington”). Wellington, in its capacity as investment advisor, may be deemed to beneficially own such shares.

(7)	Includes shares owned by numerous investment advisory clients of Dimensional Fund Advisors Inc. (“Dimensional”). Dimensional, in its capacity as investment advisor, may be deemed to beneficially own such shares.

(8)	Includes shares owned by numerous investment advisory clients of Primecap Management Company (“Primecap”). Primecap, in its capacity as investment advisor, may be deemed to beneficially own such shares.

(9)	Vanguard Horizon Fund, Inc. is an investment company registered under Section 8 of the Investment Company Act.

(10)	Includes shares owned by numerous investment advisory clients of Quaker Capital Management Corporation (“Quaker”). Quaker, in its capacity as investment advisor, may be deemed to beneficially own such shares.

(11)	Includes 387,334 shares held directly and 1,262,667 shares underlying stock options that are exercisable on or prior to April 13, 2001. Excludes 163,333 shares underlying stock options that are not exercisable on or prior to April 13, 2001.

(12)	Includes 6,000 shares held directly, 44,000 restricted shares held directly and 318,335 shares underlying stock options that are exercisable on or prior to April 13, 2001. Excludes 261,665 shares underlying stock options that are not exercisable on or prior to April 13, 2001.

(13)	Includes 4,000 shares held directly. Mr. Mook resigned from the Company effective December 31, 2000.

13.

(14)	Includes 8,000 shares held directly, 12,000 restricted shares held directly and 33,501 shares underlying stock options that are exercisable on or prior to April 13, 2001. Excludes 88,999 shares underlying stock options that are not exercisable on or prior to April 13, 2001.

(15)	Includes 3,000 shares held directly, 12,000 restricted shares held directly and 235,001 shares underlying stock options that are exercisable on or prior to April 13, 2001. Excludes 49,999 shares underlying stock options that are not exercisable on or prior to April 13, 2001.

(16)	Includes 21,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 1,000 shares of unrestricted stock allocated to each of the non-employee directors on December 31, 2000.

(17)	Includes 12,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 1,000 shares of unrestricted stock allocated to each of the non-employee directors on December 31, 2000.

(18)	Includes 6,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 1,000 shares of unrestricted stock allocated to each of the non-employee directors on December 31, 2000.

(19)	Includes 6,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Includes 1,000 shares of unrestricted stock allocated to each of the non-employee directors on December 31, 2000.

(20)	Includes 21,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Does not include 1,000 shares of unrestricted stock allocated to Mr. Schifter as a non-employee director on December 31, 2000, that were issued directly to TPG GenPar.

(21)	Includes 6,000 shares of Class B Common Stock that may be acquired upon exercise of stock options. Does not include 1,000 shares of unrestricted stock allocated to Mr. Shaw as a non-employee director on December 31, 2000, that were issued directly to TPG GenPar.

(22)	Includes 1,000 shares held directly. Does not include 3,000 shares of Class B Common Stock that may be acquired upon exercise of stock options that were granted to Mr. Whisler upon his election as a director on March 19, 2001.

(23)	See footnotes (1) through (22) above, as applicable.

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Executive Compensation

Compensation of Executive Officers	The following table shows, for the years 1998, 1999 and 2000, the compensation awarded to (i) the Company’s Chief Executive Officer, and (ii) the other four most highly compensated executive officers among the Company and its subsidiaries (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards

						Securities
					Restricted	Underlying
Name and Principal				Other Annual	Stock	Options/	All Other
Position	Year	Salary	Bonus	Compensation(6)	Awards(7)	SARs	Compensation

William A. Franke(1)	2000	$600,000	—	$96,559	—	200,000	$15,584	(8)
Chairman, President
and Chief Executive	1999	$500,000	$494,738	$93,690	—	150,000	$15,599
Officer of Holdings;
Chairman and Chief	1998	$208,333	$250,000	$90,220	$1,567,875	350,000	$16,758
Executive Officer of AWA; Chairman of TLC

W. Douglas Parker(2)	2000	$398,658	—	—	$331,250	195,000	$15,839	(9)
Executive Vice President of Holdings;	1999	$329,750	$233,295	—	$605,625	115,000	$629
President and Chief Operating Officer	1998	$264,583	$156,792	—	—	70,000	$629
of AWA

Gilbert D. Mook(3)	2000	$361,168	—	—	—	—	$687,660	(10)
Former Executive Vice President and Chief	1999	$289,487	$178,730	—	$403,750	190,000	$88,744
Operating Officer of AWA	1998	—	—	—	—	—	—

Jeffrey McClelland(4)	2000	$287,933	—	—	—	22,000	$59,423	(11)
Senior Vice President — Operations of AWA	1999	$81,266	$41,517	—	$302,813	100,500	$133,394
	1998	—	—	—	—	—	—

Stephen L. Johnson(5)	2000	$286,429	—	—	—	25,000	$21,562	(12)
Senior Vice President of
Holdings; Senior Vice	1999	$254,883	$145,222	—	$302,813	25,000	$5,429
President and Chief
Administrative Officer of	1998	$220,375	$129,379	—	—	50,000	$5,429
AWA

(1)	Prior to February 1997, Mr. Franke served as Chief Executive Officer and President of AWA and as President of Holdings. From February 1997 to April 1999, Mr. Franke served as Chairman and Chief Executive Officer of Holdings and as Chairman of AWA. In April 1999, Mr. Franke was elected to the additional offices of President of Holdings and President and Chief Executive Officer of AWA. Since May 2000, Mr. Franke has served as Chairman, President and Chief Executive Officer of Holdings and as Chairman and Chief Executive Officer of AWA.

(2)	Mr. Parker joined the Company as Senior Vice President and Chief Financial Officer in June 1995. He was elected Executive Vice President of the Company and Executive Vice President —

15.

Corporate Group of AWA in April 1999. He was elected President of AWA in May 2000, and Chief Operating Officer of AWA in December 2000.

(3)	Mr. Mook joined the Company in April 1999 as Executive Vice President — Operations and Chief Operating Officer of AWA. In July 2000, Mr. Mook resigned as Chief Operating Officer of AWA. Effective December 31, 2000, Mr. Mook resigned from the Company.

(4)	Mr. McClelland joined the Company in September 1999, as Senior Vice President — Operations.

(5)	Mr. Johnson joined the Company in February 1995, as Vice President — Legal Affairs. In December 1995, Mr. Johnson was appointed Senior Vice President — Legal Affairs and was elected Senior Vice President — Corporate Affairs in December 1997. He was elected to his current positions in April 1999.

(6)	For 2000, of the listed officers, only Mr. Franke received perquisites or other personal benefits in an aggregate amount in excess of the lesser of $50,000 or 10% of his annual salary. In 2000, Mr. Franke’s other compensation included a premium paid by the Company for whole life insurance of $65,501, an automobile allowance of $9,600, reimbursement for financial professional fees of $18,000 and $3,458 in positive space travel benefits. In 2000, each of the Named Executive Officers also received an automobile allowance of $9,600 per the Company’s policy for executive perquisites. The Company also provides up to $15,000 in positive space pleasure travel benefits each year to the Named Executive Officers.

(7)	On December 16, 1999, Messrs. Parker, Mook, Johnson and McClelland were granted the right to receive 30,000, 20,000, 15,000 and 15,000 shares of restricted stock, respectively, which are scheduled to vest in equal fifths on December 16, 2000, 2001 and 2002 and the remaining two-fifths on December 16, 2003. Mr. Mook resigned from the Company on December 31, 2000, at which time 16,000 unvested restricted shares were cancelled. On July 26, 2000, Mr. Parker was granted the right to receive 20,000 shares of restricted stock which are scheduled to vest in equal fifths on July 26, 2001, 2002 and 2003 and the remaining two-fifths on July 26, 2004. The aggregate number and value as of December 31, 2000, of those Named Executive Officer’s restricted share holdings are as follow: Mr. Franke, 0 shares, $0; Mr. Parker, 44,000 shares, $563,750; Mr. Mook, 0 shares, $0; Mr. Johnson, 12,000 shares, $153,750; Mr. McClelland, 12,000 shares $153,750. Dividends will be paid on such restricted stock if and when declared on our Class B Common Stock.

(8)	Reflects premium paid by the Company for term life insurance for Mr. Franke of $10,784 and matching contributions made by the Company under its 401(k) plan of $4,800.

(9)	Reflects premium paid by the Company for term life insurance for Mr. Parker of $614. Also reflects benefits under a split dollar life insurance policy for Mr. Parker. In 2000, the premium paid for the term portion under that policy was $190 and the value of benefits accrued during 2000 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $15,035.

(10)	Reflects premium paid by the Company for term life insurance for Mr. Mook of $614, a payment of $21,428 to provide 401(k) plan equivalent benefits for the period prior to Mr. Mook’s eligibility and a severance payment made to Mr. Mook of $622,500. Also reflects benefits under a split dollar life insurance policy for Mr. Mook. In 2000, the premium paid for the term portion under that policy was $1,350 and the value of benefits accrued during 2000 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $41,768.

(11)	Reflects premium paid by the Company for term life insurance for Mr. McClelland of $614. Additionally, the figure includes moving expenses of $41,317 and matching contributions made by the Company under its 401(k) plan of $4,800. Also reflects benefits under a split dollar life insurance policy for Mr. McClelland. In 2000, the premium paid for the term portion under that policy was $315 and the value of benefits accrued during 2000 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $12,377.

(12)	Reflects premium paid by the Company for term life insurance for Mr. Johnson of $614 and matching contributions made by the Company under its 401(k) plan of $4,800. Also reflects benefits under a split dollar life insurance policy for Mr. Johnson. In 2000, the premium paid for the term portion under that policy was $199 and the value of benefits accrued during 2000 with respect to the whole life component of the coverage, calculated on an actuarial basis, was approximately $15,949.

16.

Stock Option Grants and Exercises	The Company grants options to its executive officers under the America West 1994 Incentive Equity Plan (the “Incentive Plan”). As of February 12, 2001, options to purchase a total of 5,877,938 shares of the Company’s Class B Common Stock were held by all participants under the Incentive Plan and options to purchase 656,111 remained available for grant. The Company granted options to purchase an aggregate of 1,782,300 shares to all participants in 2000.

The following table shows certain information regarding each grant of stock options to the Named Executive Officers during the fiscal year ended December 31, 2000:

	Number of				Potential Realizable Value
	Securities	% of Total			at Assumed Annual Rates
	Underlying	Options	Exercise		of Stock Price
	Options	Granted in	Price Per	Expiration	Appreciation
Name	Granted	2000	Share	Date	For Option Term(1)

					5%	10%

William A. Franke	110,000	6.2%	$20.0625	1/5/10	$1,387,892	$3,517,190
	90,000	5.0	10.8125	12/14/10	611,993	1,550,911

W. Douglas Parker	115,000	6.5	16.5625	7/26/10	1,197,848	3,035,581
	80,000	4.5	10.8125	12/14/10	543,994	1,378,587

Gilbert D. Mook	—	—	—	—	—	—

Jeffrey McClelland	22,000	1.2	10.8125	12/14/10	149,598	379,111

Stephen L. Johnson	25,000	1.4	10.8125	12/14/10	169,998	430,809

(1)	The potential realizable value is based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

17.

Option Exercises and Year End Option Values	The following table shows certain information regarding option exercises and the number and value of unexercised options at December 31, 2000:

			Number of Securities
			Underlying		Value of Unexercised
	Shares		Unexercised Options		In-the-Money Options
	Acquired		At Year End 2000		At Year End(1)
	on	Value
Name	Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

William A. Franke	—	—	1,109,334	316,666	$1,499,875	$180,000

W. Douglas Parker	—	—	285,002	294,998	319,688	160,000

Gilbert D. Mook	—	—	63,334	—	—	—

Jeffrey McClelland	—	—	33,501	88,999	—	44,000

Stephen L. Johnson	—	—	226,668	58,332	170,625	50,000

(1)	Based on the value obtained by subtracting the option exercise prices from the closing sales price of the Class B Common Stock on the New York Stock Exchange on December 31, 2000 ($12.8125 per share).
(2)	The value realized represents the difference between the fair market value of the Company’s Class B Common Stock on the date of exercise and the exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all of its officers, directors and greater than ten percent beneficial owners complied with all such Section 16(a) filing requirements.

18.

Performance Graph

           The following performance graph compares the Company’s cumulative total stockholder return on its Class B Common Stock with the cumulative total return of the S&P 500 Index and the S&P Airlines Index for the period from December 29, 1995 through December 31, 2000:

          This performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Comparison of Cumulative Total Stockholders’ Returns*

[CHART GRAPHIC]

	Am. West	S&P Airlines**	S&P 500**

12/29/95	100.00	100.00	100.00
12/31/96	93.38	109.51	120.26
12/31/97	109.56	184.13	157.56
12/31/98	100.00	177.99	199.57
12/31/99	122.06	176.37	238.54
12/31/00	75.37	262.56	214.36

*	Assumes $100 invested on December 29, 1995, in each of the Class B Common Stock of the Company, the S&P Airlines Index and the S&P 500 Index (dividends reinvested).

**	Prepared by Standard & Poor’s Composite, a division of McGraw Hill.

19.

Report of the Compensation Committee of the Board of Directors

on Executive Compensation

The Committee	The Compensation Committee (the “Committee”) meets regularly throughout the year to review general compensation issues and also determines the compensation of all officers and reviews matters relating to employee compensation generally. The Company’s compensation program for all executive officers, including the Named Executive Officers, is administered by the Committee.

Annually, the Committee evaluates executive compensation to ensure consistency and program effectiveness. An independent consultant is retained from time to time to analyze the competitiveness of executive compensation at the Company relative to other major airlines and other selected public companies of comparable size. The Committee also periodically conducts a comprehensive review of the Company’s compensation program.

The Committee currently consists of four members, none of whom is a current or former employee or officer of the Company. One of the Committee members is affiliated with TPG, which is a principal stockholder of the Company.

Compensation Philosophy and Objectives	The principal objectives of the Company’s executive compensation program are to maximize stockholder value over time by:
• attracting and retaining high quality, results-oriented executives
• aligning interests of employees and stockholders through stock-based compensation and annual performance bonuses
• motivating executives to achieve strategic, operating and financial goals consistent with stockholder interests
• increasing the relative amount of compensation at risk as management responsibilities increase
• providing a compensation package that recognizes both individual and corporate contributions

The program is designed to be competitive with other major U.S. airlines and other companies having comparable revenues while placing more emphasis on incentive and performance-related compensation and less emphasis on fixed base salaries and employee benefits.

General	The Company’s executive compensation program consists of:

• Base salaries

• Annual incentive bonuses
• The America West 1994 Incentive Equity Plan (the “Incentive Plan”)

The Incentive Plan is a long-term compensation plan under which executives and other key salaried employees may be awarded stock options, restricted stock and other stock-based compensation. Each element of the compensation program focuses on rewarding performance in a different way.

Base Salary	Base salaries are focused on rewarding individual performance and competence. Base salary adjustments are based on several factors, including:

• the employee’s level of responsibility and job classification
• general levels of market salary increases
• the Committee’s evaluation of the performance of the individual over time

The Company’s strategy with respect to base salaries for its key salaried employees is (i) to avoid dramatic changes other than to make adjustments to reflect market movements and promotions, significant changes in responsibility and individual performance and (ii) to reduce the emphasis on fixed compensation by positioning

20.

base salaries below industry levels. For such purposes, the Committee gathers data from nationally recognized compensation surveys and proxy statements of certain airlines and other companies having comparable revenues.

Annual Incentive Compensation	Executives and other key salaried employees can earn additional cash compensation under the Company’s annual incentive bonus plan. Bonuses are intended to reward the achievement of annual corporate goals.
The amount of any annual bonus is based on targets set for each job classification and formulae and certain objective and subjective criteria established by the Committee at the beginning of each year and is determined by the Committee at the end of that year (or early the following year). Ordinarily, the Company’s financial performance must meet certain threshold levels (determined annually by the Committee and the Board of Directors) before any bonus is awarded. Bonuses are based principally on job classification (in general, bonus targets are higher for individuals having greater management responsibility), the Company’s financial performance for the year and on individual performance. The Committee administers the incentive bonus plan, recommends to the Board of Directors the aggregate amount of annual incentive compensation and approves individual awards. In evaluating an individual’s performance, the Committee relies on the recommendation of the Chairman and other members of senior management. The Board of Directors approves the aggregate amount of the incentive compensation awards to all participants.

Stock-Based Compensation	Purpose of Stock-Based Awards: The primary purpose of stock-based awards is to focus key employees on the performance of the Company over time and to provide key employees with incentives for future performance to link the interests of recipients and stockholders. The Committee believes that stock-based awards are an appropriate incentive to employees to meet the Company’s long term goal of maximizing shareholder value.

In pursuit of these objectives, the Company has adopted stock ownership guidelines providing for ownership of common stock by executive officers at multiples of annual salary. The guidelines are set forth in the following table:

Title of Executive	Multiple of Annual Salary

Chairman of the Board	5 times
President	3 times
Executive Vice President	2 times
Senior Vice President	1.5 times
Vice President	0.75 times

For purposes of the guidelines, shares of unrestricted stock and shares of restricted stock (regardless of vesting status) are valued at the current market price. Vested stock options are valued at 50% of the exercise price. An executive has three years from joining the Company to achieve the applicable ownership guideline. The guidelines are subject to periodic review by the Committee and the Board of Directors. The Committee’s latest review, completed at the end of 2000, confirmed that all officers were in compliance with the guidelines.

Restricted Stock Awards: Restricted stock awards are grants of shares of Class B Common Stock which carry full stockholder privileges, including the right to vote and, subject to limitations (if any) established by the Committee, the right to receive dividends. The Committee determines the number of restricted stock awards to be granted to an individual based upon a variety of factors, including those noted below with respect to the grant of Stock Options. A restricted stock award for 20,000 shares of Class B Common Stock was granted to Mr. Parker in 2000 in connection with his appointment as President of AWA. The Committee imposed a four-year vesting schedule on this award. The vesting schedule is designed to provide Mr. Parker an incentive to remain employed by the Company. These restrictions lapse and the shares become fully vested in the event

21.

Mr. Parker’s employment is terminated by reason of death, disability or retirement and in the event of a “change in control.”

Stock Options: The Incentive Plan permits the Committee, in awarding a stock option to an employee, to specify the number of shares covered by options and the vesting schedule of such options. The Committee has generally imposed three-year vesting schedules for all grants. The vesting schedules are designed to provide an incentive to create stockholder value over time, since the full benefit of the stock option cannot be realized unless stock appreciation occurs over a number of years. All stock options granted under the Incentive Plan are exercisable at or above fair market value on the date of grant.

The Committee determines the number of options to be granted to an individual based upon a variety of factors, including:

• level of responsibility and job classification level

• job performance

• longevity in position

• retention value
• the results of compensation surveys described above

Under the Incentive Plan, each option will become fully exercisable in the event of the optionee’s termination of employment by reason of death, disability or retirement and may become fully exercisable in the event of a “change in control.” No option may be exercised after the tenth anniversary of the date of grant or the earlier termination of the option.

In 2000, non-qualified stock options to purchase an aggregate of 1,782,300 shares of Class B Common Stock were granted to key salaried employees. The Company granted 1,525,650 options in 1999 and 1,867,000 options in 1998.

Other Benefits	Employee-Benefit Plans: The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans and a 401(k) plan and certain flight benefits. Additionally, officers of the Company are provided director/ officer liability insurance coverage. The incremental cost to the Company of the benefits provided under these plans is not material to the Company. Benefits under these plans are not directly or indirectly tied to Company or individual performance.

Severance Policy: Pursuant to the Company’s current severance payment policy for executives, its executive officers (including the Named Executive Officers) are entitled to receive an amount equal to 200% of the executive officer’s base salary and target incentive bonus if, within two years of a “change of control” (as defined in the Incentive Plan), the executive officer or senior director (i) is asked to resign, (ii) is terminated without cause or (iii) resigns as the result of constructive termination. These “change of control” provisions also apply to Mr. Franke. See “Employment Agreements.”

22.

Compensation of the Chief	Mr. Franke’s current employment agreement provides for an annual base salary of $625,000 and makes him eligible to earn an annual bonus based on a target of 60% of his base salary and a maximum of 120% of his base salary.
Executive Officer	In 2000, Mr. Franke received options to purchase 200,000 shares of Class B Common Stock in accordance with his employment agreement and pursuant to the Incentive Plan.

In approving Mr. Franke’s base salary, his bonus eligibility and his stock-based compensation awards, the Committee considered a variety of factors, including:

• Mr. Franke’s base compensation, level of responsibility and retention value
• Mr. Franke’s performance, including the substantial turnaround of the Company’s financial and operating results since the commencement of Mr. Franke’s employment with the Company
• Mr. Franke’s ability to lead the Company in formulating and implementing its long-term business plan
• Mr. Franke’s ability to enhance the Company’s stock value
• Mr. Franke’s standing within the Company, in the communities served by the Company and with the Company’s investors and suppliers
• A review of compensation for similarly situated individuals both in the airline and travel industries and in companies of comparable size

Additional Information
The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Respectfully submitted,

Compensation/ Human Resources Committee Richard C. Kraemer, Chair, Denise M. O’Leary, Richard P. Schifter, John F. Tierney

23.

Employment Agreement

William A. Franke	Background:	The Company entered into an employment agreement with William A. Franke, dated as of March 3, 1998, which was amended as of January 15, 1999 and again as of January 1, 2000.

	Positions:	Chairman of the Board, President and Chief Executive Officer of Holdings Chairman of the Board and Chief Executive Officer of AWA Chairman of the Board of TLC

	Term:	Through December 31, 2002.

Compensation and Benefits:	•	A minimum annual cash base salary in the amount of $625,000, or such higher amount as the Board may establish
	•	Eligibility for an annual bonus based on a target of 60% of base salary and a maximum of 120% of base salary, or such higher percentages as the Board may establish
	•	A $2 million term life insurance policy for beneficiaries designated by Mr. Franke
	•	Registration rights for all equity securities acquired by Mr. Franke as compensation, including equity securities he obtains upon exercise of options
	•	Severance Payment (see also “Severance Payment” below)
• A severance payment of 200% of the sum of his base salary and target bonus if Mr. Franke’s employment is terminated within two years after a Change in Control (as defined in the employment agreement)
• A severance payment of $1.5 million payable if the employment agreement is terminated for certain reasons other than a Change in Control
	•	Other benefits that are ordinarily offered to senior executives

Options:	Pursuant to the employment agreement and its amendments, Mr. Franke was granted 150,000 options on January 15, 1999, and 110,000 options on January 5, 2000. Mr. Franke was also granted 90,000 options on December 14, 2000 pursuant to the Incentive Plan. All of the options have an exercise price per share equal to the closing price on the respective day of the grant. Mr. Franke has also been granted certain options under earlier employment agreements.

Upon a Change in Control, all stock options granted under the employment agreement will automatically vest and become immediately fully excisable.

Restricted Stock Grant:	Pursuant to the employment agreement, Mr. Franke was granted 113,000 shares of restricted stock in September 1998. Mr. Franke has also been granted shares of restricted stock under earlier arrangements.

Certain of the grants of restricted stock made to Mr. Franke remain subject to forfeiture in the event Mr. Franke leaves the employ of the Company before his restrictions lapse. The forfeiture provision will lapse in full upon the occurrence of a Change in Control.

24.

Loans:	The chart below sets forth information about loans made by the Company to Mr. Franke. All loans were made pursuant to the employment agreement as amended and earlier employment agreements to enable Mr. Franke to pay income taxes on stock grants. Pursuant to the January 1, 2000 amendment to the employment agreement, the maturity dates of the loans scheduled prior to December 31, 2003 were extended to that date, and the interest rates on the loans were adjusted to the minimum rate required to avoid the imputation of interest under the Internal Revenue Code. Each loan is secured by a portion of the shares included in the related stock grant but is otherwise nonrecourse to Mr. Franke, is to be repaid on the dates shown below and accrues interest at a rate of 10% per annum if not repaid at maturity.

Under these various loans, the largest aggregate amount of indebtedness outstanding was $2,155,747 on May 31, 2000, and the amount of indebtedness outstanding as of February 28, 2001 was $2,137,434.

Date of	Amount
Loan	of Loan	Due Date	Interest Rate

1994	$470,282	12/31/03	6.51%

1995	$203,136	12/31/03	6.51%

1996	$40,000	12/31/03	6.51%

1996	$644,704	12/31/03	6.51%

1997	$194,072	12/31/03	6.51%

1998	$549,540	12/31/03 and 10/15/04	5.06%

Severance Payment:	Mr. Franke is covered by the Company’s current severance payment policy for executives. See “Compensation Committee Report -- Other Benefits.” The amount of any severance payment made to Mr. Franke under his employment agreement will be automatically deducted from the amount of any payment due under the Company’s severance payment policy for executives.

25.

Certain Transactions

Continental Airlines, Inc.	In 1994, AWA entered into agreements with Continental, a principal stockholder of the Company until December 2000. Such agreements relate to code-sharing arrangements, ground handling operations and other services, and have been amended periodically. AWA paid Continental approximately $32.4 million and received approximately $25.5 million from Continental for such services in 2000.

On December 27, 2000, the Company repurchased all 158,569 shares of its Class A Common Stock held by Continental. In connection with the repurchase, Continental assigned to the Company its rights of first refusal held by Continental with respect to shares of Class A Common Stock owned by TPG Partners, L.P., TPG Parallel I, L.P. and Air Partners II, L.P. (collectively, the “TPG Parties”) under an agreement originally entered into between Continental and the TPG Parties in 1994. The total consideration paid by the Company to Continental with respect to these transactions was $10.8 million. As an inducement for the TPG Parties to consent to the transfer of the rights of first refusal, the Company has agreed not to exercise its rights of first refusal with respect to any shares of Class A Common Stock held by the TPG Parties but retains its rights of first refusal with respect to any subsequent transfer proposed by any third party who acquires such shares. Additionally, the Company’s rights of first refusal will terminate in the event William A. Franke ceases to be Chairman of the Company.

AerFi Group plc and its U.S. Subsidiaries	William A. Franke, the Company’s Chairman, President and CEO, was a director and, indirectly, a minor shareholder of AerFi Group plc (formerly GPA Group plc), an Irish aircraft leasing concern (“AerFi”). An affiliate of TPG (the “TPG Affiliate”), a principal stockholder of the Company, purchased a large minority stake in AerFi in November 1998, and had three representatives serving on AerFi’s five-member Board of Directors. AerFi was acquired by AirFinance B.V. in November 2000, and Mr. Franke and the TPG Affiliate disposed of all share interests in AerFi at that time. Mr. Franke and the representatives of TPG Affiliate also resigned from their board positions at that time.

Prior to Mr. Franke joining the Company or the Board of AerFi, AWA entered into various aircraft acquisition and leasing arrangements with AerFi on terms comparable to those obtained from third parties for similar transactions. AWA currently leases four aircraft from AerFi and the rental payments for such leases amounted to $14.8 million for the twelve months ended December 31, 2000. As of December 31, 2000, AWA was obligated to pay approximately $177.1 million under the AerFi leases which expire at various dates through the year 2013.

In June 1997, America West Airlines 1997-1 Pass Through Trusts issued $93.9 million of Pass Through Trust Certificates in connection with the refinancing of four Airbus A320 aircraft. The combined effective interest rate on the financing is 7.41%. The proceeds of the transaction were used to refinance the indebtedness incurred by the owners of the aircraft leased to AWA. Under the arrangements, the financial benefits of the transactions are shared among AWA, the equity investors in leverage leases covering the aircraft and U.S. subsidiaries of AerFi (“AerFi Subs”), the original lessees under the restructured leases. Benefits to AWA include a reduction in rental expense approximating $250,000 per year through 2013.

Also as a result of the refinancing, AerFi, the AerFi Subs and AWA entered into a Put Termination Agreement which terminated arrangements with AerFi pursuant to which AerFi could cause AWA to lease up to four additional aircraft prior to June 30, 1999. Pursuant to the Put Termination Agreement, AWA is obligated to make certain payments to the AerFi Subs. For the year 2000, the payments due to the AerFi Subs under the Put Termination Agreement were $1.9 million. As compared to the payments AWA was obligated to make under the prior subleases, the combined payments by AWA (i) under the Put Termination Agreement to the AerFi Subs and (ii) under the restated leases to the owners of the equipment, represent net savings to AWA of approximately $6.0 million over the remaining 12-year term of the leases.

26.

Beringer Wine Estates, Inc.	Mr. Klenz, a director of the Company and a member of the Compensation Committee, has been President and Chief Executive Officer of Beringer Wine Estates Holdings, Inc. (“Beringer”) since November 1997 and Chairman of the Board of Beringer since August 1997. During fiscal 2000, the Company purchased several hundred cases of wine from Beringer at an aggregate cost of $86,432 for use in the Company’s in-flight beverage and meal services.

America West Community Foundation	In March 1995, the Board of Directors and stockholders of AWA approved the creation of the America West Community Foundation (the “Foundation”) to enhance the Company’s ability to fund charitable and civic activities. AWA granted the Foundation 50,000 shares of its Class B Common Stock in each of 1996, 1998, 1999 and 2000. In addition, the Foundation has also received cash contributions from the Company in the amount of $250,000 in each of 1995, 1996, 1997, 1998, 1999 and 2000. Three members of the Board of Directors of the Company serve on the five-member Board of Directors of the Foundation, including Mr. Franke who is also the Chairman of the Foundation. The two remaining members of the Board of Directors of the Foundation are executive officers of the Company who hold the positions of Vice President and Controller of AWA and Senior Vice President — Public Affairs of Holdings and AWA. The president of the Foundation is the Senior Vice President — Public Affairs of Holdings and AWA.

Loans to Executive Officers	The Company has made certain loans to Mr. Franke. See “Employment Agreement.”

Indemnity Agreements	The Company has entered into indemnity agreements with Mr. Franke as part of his employment agreement. The Company has also entered into an indemnity agreement with each of the Company’s directors which provides, among other things, that the Company will indemnify such director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements such director may be required to pay in actions or proceedings by reason of his or her position as a director of the Company or AWA. Additionally, TLC and Holdings have entered into an indemnity agreement with each of TLC’s directors which provides, among other things, that TLC and Holdings will indemnify such director, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements such director may be required to pay by reason of his position as a director of TLC.

27.

Appendix A

Audit Committee Charter

          The role and responsibilities of the Audit Committee of the Board of Directors (the “Committee”) of America West Holdings Corporation (the “Company”), as amended by the Company’s Board of Directors (the “Board”) from time to time, are as follows:

Role	The Committee’s role is to act on behalf of the Board and oversee all aspects of the Company’s internal accounting control, external financial reporting, and audit functions. The Committee’s role includes oversight of the qualitative aspects of financial reporting to shareholders, Company processes for the management of business/financial risk and Company procedures for compliance with significant applicable legal, ethical, and regulatory requirements that impact the financial statements.

The role also includes coordination with other Board committees and, as outlined herein, direct communication with management, external and internal auditors, counsel, and other Committee advisors.

Membership	Committee membership shall consist of at least three independent, non-executive Board members who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. For this purpose independence shall be determined in a manner consistent with the Audit Committee Policy of the New York Stock Exchange, as amended from time to time.

Committee appointments shall be nominated and approved annually by the full Board. The Committee chairperson shall be selected by the Board.

Operating Principles	In fulfilling its responsibilities, the Committee should give due consideration to the following overriding principles:

• Communication — Regular and meaningful contact throughout the year with senior management, other committee chairpersons and other key Committee advisors, external and internal auditors, etc., as applicable, is viewed as important for strengthening the Committee’s knowledge of relevant current and prospective business issues.

• Committee Education/ Orientation — Developing with management and participating in a process for systematic review of important topics that present potential significant risk to the Company will enhance the effectiveness of the Committee.

• Meeting Agenda — Committee meeting agendas shall be the responsibility of the Committee chairperson with input from Committee members. It is expected that the chairperson would also ask for management and key Committee advisors, and perhaps others, to participate in this process.

• Committee Expectations and Information Needs — The Committee should communicate Committee expectations and the specific nature, timing, and extent of Committee information needs to the Chief Executive Officer or his designee, internal audit, and other external parties, including external auditors.

• Resources — Subject to approval by the Board of related expenditures, the Committee shall be authorized to access internal and external resources, as the Committee requires, to carry out its defined responsibilities.

28.

• Committee Meeting Attendees — The Committee shall be authorized to request members of management, counsel, internal audit, and external auditors, as applicable, to participate in Committee meetings, as necessary, to carry out the defined Committee responsibilities. It shall be understood that either internal or external auditors, or counsel, may, at any time, request a meeting with the Committee or Committee chairperson with or without management attendance. In any case, the Committee shall meet in executive session separately with internal and external auditors, at least annually.

• Reporting to the Board of Directors — The Committee, through the Committee chairperson, shall report at each meeting of the Board. Any plan developed by the Committee for fulfilling its role and responsibilities should be presented to and discussed with the full Board, and approved by the full Board. In addition, summarized minutes from Committee meetings should be distributed to each Board member prior to the subsequent Board meeting.

• Committee Self Assessment — The Committee shall periodically review, discuss and assess its own performance as well as the Committee role and responsibilities, seeking input from senior management, the full Board and others. Changes in the role and/or responsibilities of the Committee as outlined in this Charter, if any, shall be recommended to the full Board for approval.

Meeting Frequency	The Committee should meet as frequently as considered necessary by the Committee or the chairperson, and shall meet at least quarterly.

Committee’s Relationship With External	• The external auditors, in their capacity as independent public accountants, shall be responsible to the Board and, as delegated, to the Committee as representatives of the shareholders.
and Internal Auditors	• The external auditors shall be viewed as the Board’s and Committee’s representatives in executing the Committee’s oversight of periodic, annual, and other financial reporting to shareholders. They shall report all relevant issues to the Committee responsive to agreed-on Committee expectations. The Committee should review the work of external auditors in executing their role of oversight.

• The Committee should review at least annually and report to the Board on the performance (effectiveness, objectivity, and independence) of the external auditors. In this respect, the Committee should seek to obtain from the external auditors a written statement from the external auditors delineating all relationships between the auditor and the Company consistent with Independence Standards Board Statement No. 98-1, “Independence Discussions with Audit Committees.” Additionally, the Committee should seek to maintain an active dialogue with the auditor with respect to disclosed relationships or services that may impact auditor objectivity or independence and should take or recommend to the full board appropriate action to ensure the independence of the external auditor.

• The internal audit function shall be responsible to senior management, but have a direct reporting responsibility to the Board through the Committee.

• If either the internal or the external auditors identify significant issues warranting the attention of the Committee or the full Board that, in their judgment, have been communicated to management but have not been adequately addressed, they should be communicated to the Committee chairperson or any member of the Committee.

29.

• Senior management will consult with the Committee regarding changes in the senior management of the internal audit function.

Primary	Monitor Financial Reporting and Risk Control Related Matters
Committee
Responsibilities	The Committee periodically should review and assess:

• Risk Management — The Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk.

• Annual Financial Reports — The Company’s annual financial reports in advance of filings or distribution.

• Fraud and Regulatory Noncompliance — The internal/external auditors’ responsibility for detecting accounting and reporting financial errors, fraud and defalcations, illegal acts, and noncompliance with the corporate code of conduct and regulatory requirements.

• Internal Audit Responsibilities — The annual audit plan and the process used to develop the plan, status of activities, significant findings, recommendations, and management’s response.

• Regulatory Examinations — SEC inquiries and the results of examinations by other financial regulatory authorities in terms of important findings, recommendations, and management’s response.

• External Audit Responsibilities — The overall scope and focus of the annual/interim audit, auditor independence, including the scope and level of involvement with unaudited quarterly or other interim-period information.

• Financial Reporting and Controls — Key financial statement issues and risks, their impact or potential impact on reported financial information, the processes used by management to address such matters, related auditor views, and the basis for audit conclusions.

• Auditor Recommendations — Important internal and external auditor recommendations on financial reporting, controls, other matters, and management’s response. The views of management and auditors on the overall quality of annual and interim financial reporting.

The Committee periodically should review, assess, and approve:

• The code of ethical conduct.

• The internal audit charter.

• Changes in important accounting principles and the application thereof in both interim and annual financial reports.

• Significant conflicts of interest and related-party transactions.

• External auditor independence.

• External auditor performance and any changes in the Company’s external audit firm (subject to approval by the full Board).

30.

PROXY	PROXY

AMERICA WEST HOLDINGS CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2001

             The undersigned hereby appoints Stephen L. Johnson and Thomas K. MacGillivray, and each of them, as proxies, with full power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of America West Holdings Corporation that the undersigned is entitled to vote at the 2001 Annual Meeting of Stockholders to be held on May 21, 2001, or at any adjournment or postponement thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINATED DIRECTORS. YOUR PROXY WILL BE VOTED ACCORDINGLY IF YOU DO NOT STATE OTHERWISE. ANY ADDITIONAL BUSINESS TO PROPERLY COME BEFORE THE MEETING WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON VOTING THE PROXY.

(Continued and to be signed on reverse side.)

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AMERICA WEST HOLDINGS CORPORATION

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[	]

1.	Election of Directors — Nominees to hold office until the 2004 Annual Meeting: 01-William A. Franke, 02-Richard C. Kraemer, 03-Walter T. Klenz, 04-Denise M. O’Leary *Nominee Exception	For All	Withhold All	For All Except*	Please mark the following oval if you plan to attend the Annual Meeting of Stockholders in person. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE MEETING.

Dated: , 2001

Signature(s)

Please sign exactly as your name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should add their full titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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•     FOLD AND DETACH HERE     •

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE

WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
FAILURE TO SIGN AND DATE THIS PROXY MAY RESULT IN IT BEING DECLARED INVALID.